EXHIBIT 10.2(r)
Schedule A
Notice of Option Grant

Participant:	[]

Company:	Elevance Health, Inc.

Notice:
You have been granted the following nonqualified stock option to purchase shares of common stock of the Company in accordance with the terms of the Plan and the attached Nonqualified Stock Option Award Agreement.

Plan:	2017 Elevance Health Incentive Compensation Plan

Grant:	Grant Date: [] Grant Number: [] Option Price per Share: [] Number of Shares under Option: []

Period of Restriction:
Subject to the terms of the Plan and this Agreement, your Option will become exercisable on and after the dates indicated below as to the number of Shares set forth below opposite each such date, plus any Shares as to which your Option could have been exercised previously but was not so exercised.

	Shares	Date
	[]	[]
	[]	[]
	[]	[]

In the event that a Change of Control (as defined in the Plan) occurs before your Termination (as defined in the Plan), your Option will remain subject to the terms of this Agreement, unless the successor company does not assume your Option. If a successor company does not assume your Option, then your Option shall become fully exercisable immediately prior to the Change of Control.

Expiration Date:	Your Option will expire ten years from the Grant Date, subject to earlier termination as set forth in the Plan and this Agreement.

Acceptance:
In order to accept your Options, you must electronically accept this Agreement through the Company’s broker at any time within ninety (90) days after the Grant Date. To effect your acceptance, please follow the instructions included with your grant materials. Acceptance of the Agreement includes acceptance of the terms and conditions of the Plan. If you do not timely and electronically accept this Agreement, this Agreement will be null and void at the end of the 90th day after the Grant Date and you will have no right or claim to the Options described above.

2026 Stock Option

EXHIBIT 10.2(r)
Nonqualified Stock Option Award Agreement
This Nonqualified Stock Option Award Agreement (this “Agreement”) dated as of the Grant Date (the “Grant Date”) set forth in the Notice of Option Grant attached as Schedule A hereto (the “Grant Notice”) is made between Elevance Health, Inc. (the “Company”) and the Participant set forth in the Grant Notice. The Grant Notice is included in and made part of this Agreement. The Company and Participant expressly agree and acknowledge that Participant’s entry into this Agreement is not a condition of Participant’s employment with the Company, and that Participant is not required to enter into this Agreement or accept any Stock Option Award as a condition of Participant’s employment with the Company or a Subsidiary or Affiliate. Capitalized terms not defined herein or in the Grant Notice are defined in the Plan.
1.Grant of the Option. Subject to the provisions of this Agreement and the provisions of the Plan, the Company hereby grants to Participant, pursuant to the Plan, the right and option (the “Option”) to purchase all or any part of the number of shares of common stock of the Company (“Shares”) as set forth in the Grant Notice at an Option Price (“Option Price”) per share and on the other terms as set forth in the Grant Notice. This Option is intended to be a nonqualified stock option for federal income tax purposes.
2.Method of Exercise of the Option
(a)Participant may exercise the Option, to the extent then exercisable, by delivering a notice to the Company’s broker in a form specified or accepted by the Company’s broker, specifying the number of Shares with respect to which the Option is being exercised.
(b)At the time Participant exercises the Option, Participant shall pay the Option Price of the Shares as to which the Option is being exercised and applicable taxes (i) in United States dollars by personal check, bank draft or money order; (ii) subject to such terms, conditions and limitations as the Compensation and Talent Committee of the Board of Directors of the Company (“Committee”) may prescribe, by tendering (either by actual delivery or attestation) unencumbered Shares previously acquired by Participant having an aggregate Fair Market Value at the time of exercise equal to the total Option Price of the Shares for which the Option is so exercised; (iii) subject to such terms, conditions and limitations as the Committee may prescribe, a cashless (broker-assisted) exercise that complies with all applicable laws; or (iv) by a combination of the consideration provided for in the foregoing clauses (i), (ii) and (iii).
3.Termination. The Option shall terminate upon Participant’s Termination for any reason, and no Shares may thereafter be purchased under the Option except as provided below. Notwithstanding anything contained in this Agreement, (i) a Participant who is in a position of Vice President or above must give at least 30 days advance written notice of his Termination due to resignation (including Retirement) in order for the Participant to exercise the Option for any period that may apply below and (ii) in no event shall the Option be exercisable after the Expiration Date. If less than 30 days advance written notice is given, the Option shall be immediately canceled, including the portion of the Option that is otherwise exercisable.
(a)Retirement. If Participant’s Termination is due to Retirement (for purposes of this Agreement, defined as Participant’s Termination after attaining age fifty-five (55) with at least ten (10) completed years of service, with years of service as determined in accordance with Company policy, or after attaining age sixty-five (65)), the Option shall continue to become exercisable according to the schedule set forth in the Grant Notice; provided that the Option shall terminate on the five-year anniversary of the date of Participant’s Retirement but not later than the Expiration Date set forth in the Grant Notice; provided, further, that if Participant’s Termination is due to Retirement during the calendar year of the Grant Date, the Option shall be immediately terminated on a pro-rata basis, measured by the number of completed full months in that calendar year during which Participant was employed by the Company or an Affiliate (e.g., if Participant’s Retirement occurs on September 20, 33.3% (or 4/12) of the Option shall be immediately terminated), and the non-terminated portion of the Option shall continue to become exercisable according to the schedule set forth in the Grant Notice.
(b)Death and Disability. If Participant’s Termination is due to Participant’s death or Disability (for purposes of this Agreement, as defined in the applicable Elevance Health Long-Term Disability

2026 Stock Option

EXHIBIT 10.2(r)
Plan), the Option shall immediately become fully exercisable and shall terminate on the five-year anniversary of the date of such Termination but not later than the Expiration Date set forth in the Grant Notice.
(c)Termination without Cause or for Good Reason. Unless Sections 3(a) or 3(e) are applicable, if Participant’s Termination is by the Company or an Affiliate without Cause (for purposes of this Agreement, defined as a violation of “conduct” as such term is defined in the Elevance Health HR Corrective Action Policy and if Participant participates in the Elevance Health Executive Agreement Plan (the "Agreement Plan"), the Key Associate Agreement or the Key Sales Associate Agreement also as defined in that plan or agreement) or voluntarily by Participant, the following shall apply:
(i)Unless clause (ii) applies, the Option, to the extent fully exercisable as of the date of such Termination, shall thereafter be exercisable only for a period of ninety (90) days from the date of such Termination, but not later than the Expiration Date set forth in the Grant Notice.
(ii)If Participant is receiving severance (or similar post-termination compensation in connection with a termination) under any severance plan of, or agreement with, the Company or an Affiliate, and any portion of the Option remains unexercisable as of Participant’s Termination, the Option shall continue to become exercisable through the earlier of (A) the last day of the period for which Participant is receiving such severance/compensation or (B) the last day of the schedule set forth in the Grant Notice. The Option shall be exercisable for a period of ninety (90) days from the date the severance period ends, but not later than the Expiration Date set forth in the Grant Notice.
(d)Cause. If Participant’s Termination is for Cause, even if on the date of such Termination Participant has met the definition of Retirement or Disability, then the portion of the Option that has not been exercised shall immediately terminate.
(e)Termination after Change of Control. Notwithstanding any other provision of this Agreement, including Section 3(c), if after a Change of Control Participant’s Termination is (i) by the Company or an Affiliate without Cause or (ii) if Participant participates in the Executive Agreement Plan, by Participant for Good Reason (as defined in the Executive Agreement Plan), the Option shall immediately become fully exercisable and shall terminate on the five-year anniversary of the date of such Termination but not later than the Expiration Date set forth in the Grant Notice.
4.Transferability of the Option. The Option shall not be transferable or assignable by Participant except as provided in this Section 4 and the Option shall be exercisable, during Participant’s lifetime, only by him/her or, during periods of legal disability, by his/her guardian or other legal representative. No Option shall be subject to execution, attachment, or similar process. Participant shall have the right to appoint any individual or legal entity in writing, in accordance with procedures established by the Company’s broker, to receive any Option (to the extent not previously terminated or forfeited) under this Agreement upon Participant’s death, to the extent permitted by law. The effectiveness of any such designation, and any revocation or replacement thereof, shall be determined in accordance with procedures established by the Company’s broker. If Participant dies without such designation, the Option will become part of Participant’s estate.
5.Taxes and Withholdings. At the time of receipt of Shares upon the exercise of all or any part of the Option, Participant shall pay to the Company in cash (or make other arrangements, in accordance with Article XVIII of the Plan, for the satisfaction of) any taxes of any kind required by law to be withheld with respect to such Shares; provided, however, that pursuant to any procedures, and subject to any limitations as the Committee may prescribe and subject to applicable law, Participant may elect to satisfy, in whole or in part, such withholding obligations by (a) withholding Shares otherwise deliverable to Participant pursuant to the Option (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required Federal, state, local and non-United States withholding obligations using the minimum statutory withholding rates for Federal, state, local and/or non-U.S. tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (b) tendering to the Company Shares owned by Participant (or Participant and Participant’s spouse jointly) based, in each case, on the Fair Market Value of the Shares on the payment date as determined by the Committee. Any such election made by Participant must be irrevocable, made in writing, signed by Participant, and

2026 Stock Option

EXHIBIT 10.2(r)
shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. Please refer to the Plan’s prospectus for tax considerations by jurisdiction.
6.No Rights as a Shareholder. Neither Participant nor any other person shall become the beneficial owner of the Shares subject to the Option, nor have any rights to dividends or other rights as a shareholder with respect to any such Shares, until Participant has actually received such Shares following the exercise of the Option in accordance with the terms of the Plan and this Agreement.
7.Restrictive Covenants. For purposes of Sections 7, 8, and 9 of this Agreement, Company shall mean Elevance Health, Inc. and its Subsidiaries and Affiliates. Participant acknowledges that Participant has the right to consult with counsel at Participant’s sole expense. As a condition to receipt of the Stock Option Grant made under this Agreement, which Participant and the Company agree is fair and reasonable consideration, Participant agrees as follows, subject to any applicable provisions of Appendix A:
(a)    Confidentiality.
(i)    Participant recognizes that the Company derives substantial economic value from information created and used in its business which is not generally known by the public, including, but not limited to, plans, designs, concepts, computer programs, formulae, and equations; product fulfillment and supplier information; customer and supplier lists, and confidential business practices of the Company, Affiliates, and any of its customers, vendors, business partners or suppliers; profit margins and the prices and discounts the Company obtains or has obtained or at which it sells or has sold or plans to sell its products or services (except for public pricing lists); manufacturing, assembling, labor and sales plans and costs; business and marketing plans, ideas, or strategies; confidential financial performance and projections; employee compensation; employee staffing and recruiting plans and employee personal information; and other confidential concepts and ideas related to the Company’s business (collectively, “Confidential Information”). Participant expressly acknowledges and agrees that by virtue of his/her employment with the Company, Participant will have access to and will use in the course of Participant’s duties certain Confidential Information and that Confidential Information constitutes trade secrets and confidential and proprietary business information of the Company, all of which is the exclusive property of the Company. For purposes of this Agreement, Confidential Information includes, but is not limited to, information that constitutes a trade secret under applicable state or federal law. Notwithstanding the foregoing, Confidential Information does not include any information that (A) has been voluntarily disclosed to the public by the Company, (B) has been independently developed and disclosed to the public by others, or (C) otherwise entered the public domain by lawful means at the time of Participant’s disclosure of the information; provided, however, that Participant shall bear the burden of establishing, by clear and convincing evidence, that any such information falls within one of the foregoing exclusions and therefore is not Confidential Information.
(ii)    Participant agrees that Participant will not for himself or herself or for any other person or entity, directly or indirectly, without the prior written consent of the Company, while employed by the Company and thereafter: (A) use Confidential Information for the benefit of any person or entity other than the Company or its affiliates; (B) remove, copy, duplicate or otherwise reproduce any document or tangible item embodying or pertaining to any of the Confidential Information, except as required to perform Participant’s duties for the Company or its affiliates; or (C) while employed and thereafter, publish, release, disclose or deliver or otherwise make available to any third party any Confidential Information by any communication, including oral, documentary, electronic or magnetic information transmittal device or media. Upon Termination, Participant shall return all Confidential Information and all other property of the Company. This obligation of non-disclosure and non-use of information shall continue to exist for so long as such information remains Confidential Information.
(b)    Non-Competition. During any period in which Participant is employed by the Company, and during a period of time after Participant’s Termination (the “Restriction Period”) which, unless otherwise limited by applicable state law, is (i) twenty-four (24) months for Executive Vice Presidents and the President & Chief Executive Officer, and (ii) the greater of the period of severance or twelve (12) months for all other Participants, Participant will not, without prior written consent of the Company, directly or indirectly,

2026 Stock Option

EXHIBIT 10.2(r)
including through the direction or control of others, in the Restricted Territory: (x) obtain a Competitive Position or (y) perform a Restricted Activity for or on behalf of a Competitor, as those terms are defined herein.
(i)Competitive Position means any employment with or performance of services for or on behalf of a Competitor, if (A) the services to be performed by Participant are the same as or similar to the services that Participant performed for the Company in the last twenty-four (24) months of Participant’s employment with Company (the “Look Back Period”), or (B) in the performance of such services, Participant will likely use any Confidential Information of the Company.
(ii)Restricted Territory means any geographic area in which the Company does business and which Participant provided services in, had responsibility for, had a material presence or influence in, or had access to or knowledge of Confidential Information about, such business, within the Look Back Period.
(iii)Restricted Activity means any activity for which Participant had responsibility for the Company or about which Participant had access to Confidential Information within the Look Back Period.
(iv)Competitor means any entity or individual (other than the Company) engaged in any one or more of the following: management of network-based managed care plans and programs; administration of managed care services; provision of health insurance, long-term care insurance, level-funded insurance, dental, life, or disability insurance; administration of flexible spending accounts, COBRA continuation coverage, coordination of benefits, or subrogation services; or the provision, delivery, or administration of health benefit plans or health care services such as pharmacy benefits management (including Specialty pharmacy), value-based care delivery, behavioral health, palliative care, care for chronic and complex conditions, digital healthcare platforms, medical benefits management solutions, or health care research (including health economics and outcomes); or any other aspects of the business or products or services offered by the Company, as to which Participant had responsibilities or received Confidential Information about, during the Look Back Period.
(v)The restrictions contained in this subsection (b) shall not apply to attorneys who accept a Competitive Position that consists of practicing law.
(vi)If Participant receives an offer of a Competitive Position with a Competitor, as those terms are defined above, Participant shall notify the Company’s Chief Human Resources Officer, via the contact information provided in the Summary, within five business days of receiving the offer and such notification shall include a detailed description of the job responsibilities and the identity of the Competitor. The description must be specific enough for the Company to determine whether Participant’s new opportunity constitutes a violation of the Agreement.
(c)    Non-Solicitation of Customers. During any period in which Participant is employed by the Company, and during the Restriction Period after Participant’s Termination, Participant will not, either individually or as an employee, partner, consultant, independent contractor, owner, agent, or in any other capacity, directly or indirectly, including through the direction or control of others, for a Competitor of the Company as defined in subsection (b) above:
(i)    Solicit business from any client, account, or medical care provider of the Company that Participant had contact with, participated in contact with, had or shared responsibility for, or had access to Confidential Information about, during the Look Back Period; or
(ii)    Solicit business from any client, account, or medical care provider that the Company pursued, and Participant had contact with, responsibility for, or knowledge of Confidential Information about, by reason of Participant’s employment with the Company, during the Look Back Period.
For purposes of this paragraph (c), an individual policyholder in a plan maintained by the Company or by a client or account of the Company under which individual policies are issued, or a certificate holder in such plan under which group policies are issued, shall not be considered a client or account subject to this restriction solely by reason of being such a policyholder or certificate holder.
(d)    Non-Solicitation of Employees. During any period in which Participant is employed by the Company, and during the Restriction Period after Participant’s Termination, Participant will not,

2026 Stock Option

EXHIBIT 10.2(r)
either individually or as an employee, partner, independent contractor, owner, agent, or in any other capacity, directly or indirectly, including through the direction or control of others, solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire, for any non-Company entity:
(i)    Any officer or employee of the Company whom the Participant knows to have access to or possession of Confidential Information that would give an unfair advantage to a Competitor;
(ii)    Any officer or employee of the Company who, on or at any time during the six (6) months immediately preceding the date of such solicitation or hire, held the position of Director or above with Company;
(iii)    Any officer or employee of the Company to whom Participant reported, or who reported to Participant, on or at any time during the six (6) months immediately preceding the dates of such solicitation or hire; or
(iv)    Any person who is or was an officer or employee of the Company during the six (6) months immediately preceding the date of such solicitation or hire, or whom the Participant was involved in recruiting while the Participant was employed by the Company.
(e)    Non-Disparagement. Subject to the limitations in Section 7(f) below, Participant agrees that he/she will not, nor will he/she cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Company or the business reputation of the Company’s directors, employees, officers, or managers, or make any verbal or written statement to any media outlet regarding the Company.
(f)    Agreement Limitations. Nothing in this Agreement prohibits Participant from (i) disclosing Workplace Conduct or the existence of a settlement involving Workplace Conduct that concerns conduct that Participant reasonably believes under state, federal, or common law to be illegal harassment, illegal retaliation, a wage & hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy; (ii) disclosing Workplace Conduct that Participant has reason to believe is otherwise unlawful; or (iii) reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of any federal, state, or local law or regulation. “Workplace Conduct” means conduct occurring in the workplace, at work-related events coordinated by or through the Company, or between Employees, or between the Company and any Employee, off the workplace premises. Participant does not need the prior authorization of the Company to make any such reports or disclosures, and Participant is not required to notify the Company that Participant has made such reports or disclosures. Disclosures protected by this Section may include a disclosure of trade secret information provided that it must comply with the restrictions in the Defend Trade Secrets Act of 2016 (DTSA). The DTSA provides that no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (ii) is made in a complaint or other document if such filing is under seal so that it is not made public. Also, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order. If Participant is covered by Section 7 of the National Labor Relations Act (NLRA) because Participant is not in a supervisor or management role, nothing in this Agreement shall prohibit Participant from using information Participant acquires regarding the wages, benefits, or other terms and conditions of employment at the Company for any purpose protected under the NLRA.
(g)Assignment of Intellectual Property. Participant agrees that he or she is expected to use his or her inventive and creative capacities for the benefit of the Company and to contribute, where possible, to the Company’s intellectual property in the ordinary course of employment.

2026 Stock Option

EXHIBIT 10.2(r)
(i)“Inventions” mean any inventions, discoveries, improvements, designs, processes, machines, products, innovations, business methods or systems, know how, ideas or concepts, and related technologies or methodologies, whether or not shown or described in writing or reduced to practice and whether patentable or not. “Works” mean original works of authorship, including, but not limited to: literary works (including all written material), mask works, computer programs, formulas, tests, notes, data compilations, databases, artistic and graphic works (including designs, graphs, drawings, blueprints, and other works), recordings, models, photographs, slides, motion pictures, and audio visual works; whether copyrightable or not, and regardless of the form or manner in which documented or recorded. “Trademarks” mean any trademarks, service marks, trade dress or names, symbols, special wording, or devices used to identify a business or its business activities whether subject to trademark protection or not. The foregoing terms are collectively referred to herein as “Intellectual Property.”
(ii)Participant assigns to the Company or its nominee Participant’s entire right, title and interest in and to all Inventions that are made, conceived, or reduced to practice by Participant, alone or jointly with others, during Participant’s employment with the Company (whether during working hours or not) that: (A) relate to the Company’s business or the Company’s actual or anticipated research or development; (B) involve the use or assistance of any tools, time, material, personnel, information, or facility of the Company; or (C) result from or relate to any work, services, or duties undertaken by Participant for the Company.
(iii)Participant recognizes that all Works and Trademarks conceived, created, or reduced to practice by Participant, alone or jointly with others, during Participant’s employment shall to the fullest extent permissible by law be considered the Company’s sole and exclusive property and “works made for hire” as defined in the U.S. Copyright Laws for purposes of United States law and the law of any other country adhering to the “works made for hire” or similar notion or doctrine, and will be considered the Company’s property from the moment of creation or conception forward for all purposes without the need for any further action or agreement by Participant or the Company. If any such Works, Trademarks, or portions thereof shall not be legally qualified as a works made for hire in the United States or elsewhere or shall subsequently be held to not be a work made for hire or not the exclusive property of the Company, Participant hereby assigns to the Company all of Participant’s rights, title, and interest, past, present, and future, to such Works or Trademarks. Participant will not engage in any unauthorized publication or use of such Company Works or Trademarks, nor will Participant use same to compete with or otherwise cause damage to the business interests of the Company.
(iv)It is the purpose and intent of this Section 7(g) to convey to the Company all of the rights (inclusive of moral rights) and interests of every kind, that Participant may hold in Inventions, Works, Trademarks, and other intellectual property that are covered by clauses (g)(i) through (g)(iii) above (“Company Intellectual Property”), past, present, and future; and Participant waives any right that Participant may have to assert moral rights or other claims contrary to the foregoing understanding. It is understood that this means that in addition to the original work product (be it invention, plan, idea, know how, concept, development, discovery, process, method, or any other legally recognized item that can be legally owned), the Company exclusively owns all rights in any and all derivative works, copies, improvements, patents, registrations, claims, or other embodiments of ownership or control arising or resulting from an item of assigned Company Intellectual Property everywhere such may arise throughout the world. The decision whether or not to commercialize or market any Company Intellectual Property is within the Company's sole discretion and for the Company’s sole benefit and no royalty will be due to Participant as a result of the Company's efforts to commercialize or market any such invention. In the event that there is any Invention, Work, Trademark, or other form of intellectual property that is incorporated into any product or service of the Company that Participant retains any ownership of or rights in despite the assignments created by this Agreement, then Participant hereby grants to the Company and its assigns a nonexclusive, perpetual, irrevocable, fully paid-up, royalty-free, worldwide license to the use and control of any such item that is so incorporated and any derivatives thereof, including all rights to make, use, sell, reproduce, display, modify, or distribute the item and its derivatives. All assignments of rights provided for in this Agreement are understood to be fully completed and immediately effective and enforceable assignments by Participant of all intellectual property rights in Company Intellectual Property. When requested to do so by the Company, either during or subsequent to employment with the Company, Participant will (A) execute all documents requested by the Company to affirm or effect the vesting in the Company of the entire right, title and interest in and to the Company Intellectual Property at issue, and all patent, trademark, and/or copyright applications filed or issuing on such

2026 Stock Option

EXHIBIT 10.2(r)
property; (B) execute all documents requested by the Company for filing and obtaining of patents, trademarks and/or copyrights; and (C) provide assistance that the Company reasonably requires to protect its right, title and interest in the Company Intellectual Property, including, but not limited to, providing declarations and testifying in administrative and legal proceedings with regard to Company Intellectual Property.
(v)Power of Attorney: Participant hereby irrevocably appoints the Company as his or her agent and attorney in fact to execute any documents and take any action necessary for applications, registrations, or similar measures needed to secure the issuance of letters patent, copyright or trademark registration, or other legal establishment of the Company’s ownership and control rights in Company Intellectual Property in the event that Participant’s signature or other action is necessary and cannot be secured due to Participant’s physical or mental incapacity or for any other reason.
(vi)Participant will make and maintain, and not destroy, notes and other records related to the conception, creation, discovery, and other development of Company Intellectual Property. These records shall be considered the exclusive property of the Company and are covered by clauses (g)(i) through (g)(v) above. During employment and for a period of one (1) year thereafter, Participant will promptly disclose to the Company (without revealing the trade secrets of any third party) any Intellectual Property that Participant creates, conceives, or contributes to, alone or with others, that involve, result from, relate to, or may reasonably be anticipated to have some relationship to the line of business the Company is engaged in or its actual or anticipated research or development activity.
(vii)Participant will not claim rights in, or control over, any Invention, Work, or Trademark as something excluded from Section 7(g) because it was conceived or created prior to being employed by the Company (a “Prior Work”) unless such item is identified in reasonable detail in a separate writing, signed by Participant and sent to rewardsandmore@elevancehealth.com on or before the date Participant accepts this Agreement. Participant will not incorporate any such Prior Work into any work or product of the Company without prior written authorization from the Company to do so; and, if such incorporation does occur, Participant grants the Company and its assigns a nonexclusive, perpetual, irrevocable, fully paid-up, royalty-free, worldwide license to the use and control of any such item that is so incorporated and any derivatives thereof, including all rights to make, use, sell, reproduce, display, modify, or distribute the item and its derivatives.
(viii)    The assignment provisions in this Section 7(g) are limited to only those inventions that lawfully can be assigned by an employee to an employer. Some examples of state laws limiting the scope of assignable inventions are Delaware Code Title 19 Section 805; Kansas Statutes Section 44-130; Minnesota Statutes 13A Section 181.78; North Carolina General Statutes Article 10A, Chapter 66, Commerce and Business, Section 66-57.1; Utah Code Sections 34-39-l through 34-39-3, "Employment Inventions Act"; and Washington Rev. Code, Title 49 RCW: Labor Regulations, Chapter 49.44.140. NOTICE: By accepting this Agreement, Participant acknowledges that to the extent one of the foregoing laws applies, Participant’s assignment pursuant to this Section 7(g) will not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Participant’s own time, unless: (A) the invention relates directly to the business of the Company or to the Company's actual or anticipated research or development; or (B) the invention results from any work performed by Participant for the Company. Similarly, to the extent California Labor Code Section 2870 or Illinois 765ILCS1060/1-3 "Participants Patent Act" controls, then the notice in the preceding sentence applies, absent the word “directly” in clause (A).
8.    Return of Consideration.
(a)If at any time Participant breaches any provision of this Agreement, then:
(i)All unexercised stock options under any Designated Plan (defined below) whether or not otherwise vested shall cease to be exercisable and shall immediately terminate;

(ii)Participant shall forfeit any outstanding restricted stock, restricted stock unit, or other outstanding equity award made under any Designated Plan and not otherwise vested on the date of breach; and

2026 Stock Option

EXHIBIT 10.2(r)
(iii)Participant shall pay to the Company (A) for each share of common stock of the Company (“Common Share”) acquired on exercise of an option under a Designated Plan within the 24 months prior to such breach, the excess of the fair market value of a Common Share on the date of exercise over the exercise price, and (B) for each share of restricted stock, restricted stock unit and/or performance stock unit that became vested under any Designated Plan within the 24 months prior to such breach, the fair market value (on the date of vesting) of a Common Share.
Any amount to be repaid pursuant to this Section 8 shall be held by Participant in constructive trust for the benefit of the Company and shall, upon written notice from the Company, within 10 days of such notice, be paid by Participant to the Company. In furtherance of Section 8(a)(iii) and except to the extent disallowed under applicable law, if the Company in its sole exercise of reasonable discretion determines that Participant has breached this Agreement, the Company may instruct the broker to restrict Participant’s access to Participant’s account(s) with the stock plan administrator, to place a hold on Participant’s account(s), and/or to seize (remove from the account(s)) any vested shares and/or cash in amounts not to exceed the amounts described in Section 8(a)(iii). Any amount described in clauses (i), (ii), or (iii) that Participant forfeits or is required to repay as a result of a breach of the provisions of Section 7 shall not reduce any money damages that would be payable to the Company as compensation for such breach and shall not reduce or alter the Company’s ability to recover payment of severance based on Participant’s breach of a restrictive covenant in any severance plan or arrangement between the Company and Participant.
(b)The amount to be repaid pursuant to this Section shall be determined on a gross basis, without reduction for any taxes incurred or withheld, as of the date of the realization event, and without regard to any subsequent change in the fair market value of a Common Share. The Company shall have the right to offset such amount against any amounts otherwise owed to Participant by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement other than any amount pursuant to any nonqualified deferred compensation plan under Section 409A of the Code).
(c)    For purposes of this Section 8, a “Designated Plan” is each stock option, restricted stock, or other equity compensation or long-term incentive compensation plan under which Participant has received equity awards from the Company.
(d)    The return of consideration under this Section 8 is meant to reimburse the Company for some of the harm caused by Participant’s wrongful conduct; however, it is not a full measure of the damage caused by Participant’s conduct and does not preclude the Company from seeking the recovery of any and all damages caused by Participant and injunctive relief.
9.    Equitable Relief, Remedies, Reformation, Assignment, Jury Trial Waiver, and Miscellaneous
(a)Participant acknowledges that each provision of Sections 7 and 8 of this Agreement is reasonable and necessary to preserve the legitimate business interests of the Company, its present and potential business activities and the economic benefits derived therefrom; that they will not prevent him or her from earning a livelihood in Participant’s chosen business and are not an undue restraint on the trade of Participant, or any of the public interests which may be involved.
(b)Participant agrees that beyond the amounts otherwise to be provided under Section 8 this Agreement, the Company will be damaged by a violation of the terms of this Agreement and the amount of such damage may be difficult to measure. Participant agrees that if Participant commits or threatens to commit a breach of any of the covenants and agreements contained in Section 7 then, to the extent permitted by applicable law, the Company shall have the right to seek and obtain all appropriate injunctive and other equitable remedies, without posting bond therefor, except as required by law, in addition to any other rights and remedies that may be available at law or under this Agreement, it being acknowledged and agreed that any such breach would cause irreparable injury to the Company and that money damages would not provide an adequate remedy. Tolling: Further, if Participant violates Section 7 hereof Participant agrees that the period of violation shall be added to the period in which Participant’s activities are restricted.
(c)The parties agree that the covenants contained herein are severable. If an arbitrator or court shall hold that the duration, scope, area, or activity restrictions stated herein are unreasonable

2026 Stock Option

EXHIBIT 10.2(r)
under circumstances then existing, or under applicable state law, the arbitrator or court shall reform or modify the restrictions or enforce the restrictions to such lesser extent as is allowed by law.
(d)EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
(e)In the event of a breach of this Agreement, the prevailing party shall be entitled to the recovery of its reasonable attorneys’ fees and expenses (including not only costs of court, but also expert fees, travel expenses, and other expenses incurred), and any other legal or equitable relief allowed by law.
(f)Nothing in this Agreement limits or reduces any common law or statutory duty Participant owes to the Company, nor does this Agreement limit or eliminate any remedies available to the Company for a violation of such duties. This Agreement will survive the expiration or termination of Participant’s employment with the Company and/or any assignee pursuant to Section 9(g) and shall, likewise, continue to apply and be valid notwithstanding any change in Participant’s duties, responsibilities, position, or title. Nothing in this Agreement creates a contract for term employment or limits either party’s right to end the employment relationship between them.
(g)This Agreement, including the restrictions on Participant’s activities set forth herein, also applies to any parent, subsidiary, affiliate, successor and assign of the Company to which Participant provides services or about which Participant receives Confidential Information. The Company shall have the right to assign this Agreement at its sole election without the need for further notice to or consent by Participant.
(h)This instrument and the Plan contain the entire agreement between the Parties with respect to the subject matter hereof (the grant contemplated by this Agreement). All representations, promises, and prior or contemporaneous understandings regarding this grant are merged into, and expressed in this instrument. If Participant is subject to a prior agreement (including any prior equity award agreement) with the Company containing confidentiality, non-solicitation, noncompetition and/or invention assignment provisions, then by accepting this Agreement, Participant acknowledges and agrees that the confidentiality, non-solicitation, noncompetition, and/or invention assignment provisions of this Agreement (including but not limited to those set forth in Sections 7, 8, and 9 and Appendix A) shall supersede those in any such prior agreements and shall apply thereunder as if fully set forth therein. The preceding sentence shall not apply to supersede or otherwise invalidate any legally enforceable restrictive covenant of a longer duration than set forth herein, if such covenant was entered into in connection with the sale of a business. This Agreement shall not be amended, modified, or supplemented without the written agreement of the Parties at the time of such amendment, modification, or supplement and must be signed by an officer of the Company (unless such amendment, modification, or supplementation is by order of a court or arbitrator). The headings herein are for convenience only and shall not affect the terms of the Agreement.
10.Survival of Provisions. The obligations contained in this Agreement shall survive the Termination of Participant’s employment with the Company and shall be fully enforceable thereafter.
11.Cooperation. Upon the receipt of reasonable notice from the Company (including from outside counsel to the Company), Participant agrees that while employed by the Company and after Participant’s Termination, Participant will respond and promptly provide assistance to the Company, its Affiliates, and their respective representatives in defense or prosecution of any claims to the extent that such claims may relate to the period of Participant’s employment with the Company (or any predecessor), including but not limited to any current or future reviews, investigations, or proceedings. Such cooperation includes, without limitation, Participant making him/herself available to the Company and its Affiliates upon reasonable notice, without subpoena, to provide nothing but complete, truthful, and accurate information in witness interviews, depositions, and/or trial testimony. Participant agrees to promptly inform the Company if Participant becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or any Affiliates. Participant also agrees to promptly inform the Company (to the extent legally permitted to do so) if Participant is asked to assist in any investigation of the Company or any Affiliates (or their actions). This provision does not prevent Participant from reporting possible securities law violations to the SEC or any other federal or state regulatory authority, filing unlawful labor practices

2026 Stock Option

EXHIBIT 10.2(r)
(ULP) charges with the National Labor Relations Board, or participating, assisting, or cooperating in ULP investigations.
12.No Right to Continued Employment. Neither the Options nor any terms contained in this Agreement shall confer upon Participant any express or implied right to be retained in the employment or service of the Company or any Affiliate for any period, nor restrict in any way the right of the Company, which right is hereby expressly reserved, to terminate Participant’s employment or service at any time for any reason, subject to applicable law. Participant acknowledges and agrees that any right to exercise the Option lapse is earned only by continuing as an Employee of the Company or an Affiliate or satisfaction of any other applicable terms and conditions contained in the Plan and this Agreement, and not through the act of being hired, being granted the Option, or acquiring Shares hereunder.
13.The Plan. This Agreement is subject to all the terms, provisions, and conditions of the Plan, which are incorporated herein by reference, and to such regulations as may from time to time be adopted by the Committee. Unless defined herein, capitalized terms are as defined in the Plan. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Plan and the prospectus describing the Plan can be found on the Company’s HR intranet. A paper copy of the Plan and the prospectus shall be provided to Participant upon Participant’s written request to the Company at Elevance Health, Inc., 220 Virginia Avenue, Indianapolis, Indiana 46204, Attention: Corporate Secretary, Shareholder Services Department.
14.Compliance with Laws and Regulations.
(a)The Option and the obligation of the Company to sell and deliver Shares hereunder shall be subject in all respects to (i) all applicable Federal and state laws, rules, and regulations and (ii) any registration, qualification, approvals, or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its discretion, determine to be necessary or applicable. Moreover, the Option may not be exercised if its exercise, or the receipt of Shares pursuant thereto, would be contrary to applicable law. If at any time the Company determines, in its discretion, that the listing, registration or qualification of Shares upon any national securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Company shall not be required to deliver any certificates for Shares to Participant or any other person pursuant to this Agreement unless and until such listing, registration, qualification, consent or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.
(b)The Shares received upon the exercise of the Option shall have been registered under the Securities Act of 1933 (“Securities Act”). If Participant is an “affiliate” of the Company, as that term is defined in Rule 144 under the Securities Act (“Rule 144”), Participant may not sell the Shares received except in compliance with Rule 144. Certificates representing Shares issued to an “affiliate” of the Company may bear a legend setting forth such restrictions on the disposition or transfer of the Shares as the Company deems appropriate to comply with Federal and state securities laws.
(c)If at the time of exercise of all or part of the Option, the Shares are not registered under the Securities Act, and/or there is no current prospectus in effect under the Securities Act with respect to the Shares, Participant shall execute, prior to the delivery of any Shares to Participant by the Company pursuant to this Agreement, an agreement (in such form as the Company may specify) in which Participant represents and warrants that Participant is purchasing or acquiring the shares acquired under this Agreement for Participant's own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such Shares shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the Shares being offered or sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption Participant shall, prior to any offer for sale of such Shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto.
15.Notices. All notices by Participant or Participant’s assignees shall be addressed to Elevance Health, Inc., 220 Virginia Avenue, Indianapolis, Indiana 46204, Attention: Stock Administration, or such

2026 Stock Option

EXHIBIT 10.2(r)
other address as the Company may from time to time specify. All notices to Participant shall be addressed to Participant at Participant’s address in the Company's records.
16.Other Plans. Participant acknowledges that any income derived from the exercise of the Option shall not affect Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Affiliate.
17.Repayment of Overpayments or Erroneous Payments. In the event the Company makes or permits to be made any payment (including any release of Shares) to or on behalf of Participant to which Participant is not entitled under the terms of this Agreement, whether due to an overpayment, erroneous payment, miscalculation, or otherwise, Participant acknowledges Participant’s obligation to promptly repay such payment to Company and agrees to promptly remit repayment to Company upon notice thereof.
18.Recoupment Policy for Incentive Compensation. The Company's Recoupment Policy for Incentive Compensation, as may be amended from time to time, shall apply to the Option, any Shares acquired upon exercise of the Option and any profits realized from the sale of such Shares to the extent that Participant is covered by such policy. If Participant is covered by such policy, the policy may apply to recoup the Option, any Shares acquired upon exercise of the Option or profits realized from the sale of Shares previously covered by the Option either before, on, or after the date on which Participant becomes subject to such policy.
19.Governing Law.    This Agreement and all other agreements accepted by the Participant under the Plan shall be construed in accordance with and governed by the laws of the state of Indiana, without giving effect to the choice of law principles thereof, except to the extent superseded by applicable United States federal law. Participant submits to the exclusive jurisdiction and venue of the federal or state courts of Indiana to resolve any and all issues that may arise out of or relate to this Agreement or the Plan.

ELEVANCE HEALTH, INC.
By:
Printed:	Antonio F. Neri
Its:	Chair, Compensation and Talent Committee of the Board of Directors

2026 Stock Option

EXHIBIT 10.2(r)
APPENDIX A

Alabama:
If Alabama law is deemed to apply, then the following applies to Participant: (a) Section 7(d) is rewritten as follows: “While employed and for a period of twelve (12) months from Termination, Participant will not participate in soliciting any Covered Employee of the Company who is in a Sensitive Position to leave the employment of the Company on behalf of (or for the benefit of) a Competitor nor will Participant knowingly assist a Competitor in efforts to hire a Covered Employee away from the Company.  As used in this Section 7(d), a “Covered Employee” is an Employee with whom Participant worked, as to whom Participant had supervisory responsibilities, or regarding which Participant received Confidential Information during the Look Back Period. An Employee in a “Sensitive Position” refers to an Employee who is uniquely essential to the management, organization, or service of the business;” and (b) Section 7(c) is limited to prohibiting the solicitation of persons or entities who have a current business relationship with the Company.

Arizona:
If Arizona law is deemed to apply, then the following applies to Participant: (a) Participant’s nondisclosure obligation in Section 7 shall extend for a period of three (3) years after Participant’s Termination as to Confidential Information that does not qualify for protection as a trade secret. Trade secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret; and (b) the restrictions in Section 7(c) shall be limited to the Restricted Territory.

Arkansas:
If Arkansas law is deemed to apply, then the following applies to Participant: Participant’s nondisclosure obligation in Section 7 shall extend for a period of three (3) years after Participant’s Termination as to Confidential Information that does not qualify for protection as a trade secret. Trade secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret.

California:
If California law is deemed to apply, then the following applies to Participant: (a) the noncompetition restriction in Section 7(b) shall not apply; (b) the Employee non-solicitation restrictions in Section 7(d) shall not apply; and (c) Section 7(c) shall be limited to situations where Participant is aided in his or her conduct by the use or disclosure of the Company’s trade secrets (as defined by applicable law). The preceding sentence supersedes any contradictory provision in any prior agreements between Participant and the Company regarding noncompetition or non-solicitation; provided, however, that nothing herein shall limit or otherwise affect the application or enforcement of any restrictive covenant specifically permitted under California law, including but not limited to California Business and Professions Code Sections 16601 (relating to sale of a business) and 16602 (relating to sale of a partnership) and California Labor Code Section 925(e) (relating to agreements as to choice of law, negotiated with an individual represented by legal counsel).

Colorado:
If Colorado law is deemed to apply, then the following applies to Participant:

(a) Section 7(b) shall apply only if Participant earns Annualized Cash Compensation equivalent to or greater than the Threshold Amount for Highly Compensated Workers and to the extent that the conduct in violation of Section 7(b) is aided by Participant’s use or disclosure of the Company’s trade secrets.
(b) Section 7(c) shall apply only if Participant earns Annualized Cash Compensation equivalent to or greater than sixty percent (60%) of the Threshold Amount for Highly Compensated Workers and to the extent that the conduct in violation of Section 7(c) is aided by Participant’s use or disclosure of the Company’s trade secrets.
(c) “Annualized Cash Compensation” means: (1) the amount of gross salary or wage amount, the fee amount, or other compensation amount for the full year, if the worker was employed or engaged for a full year; or (2) the compensation that the worker would have earned, based on the worker’s gross salary or wage amount, fee, or other compensation if the worker was not employed or engaged for a full year. In determining whether a worker’s cash

2026 Stock Option

EXHIBIT 10.2(r)
compensation exceeds the threshold amount, where the worker has been employed for less than a calendar year, the worker’s cash compensation exceeds the threshold amount if the worker would reasonably expect to earn more than the threshold amount during a calendar year of employment.
(d) “Threshold Amount for Highly Compensated Workers” means the greater of the threshold amount for highly compensated workers as determined by the Division of Labor Standards and Statistics in the Department of Labor and Employment, as of August 10, 2022, or the date Participant accepts this Agreement.
(e) Nothing contained in this Agreement shall be construed to prohibit Participant from disclosing information that: (1) arises from Participant’s general training, knowledge, skill, or experience, whether gained on the job or otherwise; (2) is readily ascertainable to the public; or (3) a worker otherwise has a right to disclose as legally protected conduct.
(f) Participant acknowledges that Participant received notice of this Agreement (including, but not limited to, the provisions of Section 7) at least fourteen (14) days before the earlier of (1) Participant’s acceptance of this Agreement, or (2) the effective date of any additional compensation or change in the terms or conditions of employment that provides consideration for the covenants in Section 7.
Connecticut:
If Connecticut law is deemed to apply, then the following applies to Participant: Participant’s nondisclosure obligation in Section 7 shall extend for a period of three (3) years after Participant’s Termination as to Confidential Information that does not qualify for protection as a trade secret. Trade secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret.

Georgia:
If Participant resides in Georgia and Georgia law is deemed to apply, then Section 7(d) shall be limited to targeting for solicitation or hire Employees who are located within the Restricted Territory.
Illinois:
If Participant resides in Illinois and Illinois law is deemed to apply, then:

(a) The provisions of Section 7(c) shall apply only if Participant’s Earnings, as defined by the Illinois Freedom to Work Act, exceed $45,000 per year in 2022-2026, $47,500 per year in 2027-2031, $50,000 per year in 2032-2036, and $52,500 beginning on January 1, 2037;

(b) The provisions of Section 7(d) shall apply only if Participant’s Earnings, as defined by the Illinois Freedom to Work Act, exceed $45,000 per year in 2022-2026, $47,500 per year in 2027-2031, $50,000 per year in 2032-2036, and $52,500 beginning on January 1, 2037;

(c) The provisions of Section 7(b) shall apply only if Participant’s Earnings, as defined by the Illinois Freedom to Work Act, exceed $75,000 per year in 2022-2026, $80,000 per year in 2027-2031, $85,000 per year in 2032-2036, and $90,000 beginning on January 1, 2037;

(d) The provisions of Section 7(b) shall not apply if Participant is covered by a collective bargaining agreement under the Illinois Public Relations Act;

(e) Participant’s nondisclosure obligation in Section 7 shall extend for a period of three (3) years after Participant’s Termination as to Confidential Information that does not qualify for protection as a trade secret. Trade secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret;

(f) Participant acknowledges that Participant has been advised to consult with an attorney about this Agreement and has been given an opportunity to do so; and

(g) Participant acknowledges that Participant has been given at least 14 calendar days to review this Agreement.

2026 Stock Option

EXHIBIT 10.2(r)
Indiana:
If Participant resides in Indiana and is subject to Indiana law, then the restrictions on Participant under Section 7(d) shall apply only with respect to soliciting, hiring, attempting to solicit or hire, or participating in any attempt to solicit or hire individuals who themselves had access to Confidential Information in the prior six months.

Louisiana:
If Louisiana law is deemed to apply, then the following applies to Participant: (a) the “Restricted Territory” defined in Section 7 of the Agreement is understood to cover the following parishes in Louisiana and all counties outside Louisiana where Participant had responsibilities for the Company: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, DeSoto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, LaSalle, Lafayette, Lafourche, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John The Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, Winn; and (b) the restrictions in Section 7(c) (as well as Section 7(b)) shall be limited to the foregoing parishes and counties.

Maine:
If Maine law is deemed to apply, then the following applies to Participant: (a) Section 7(b) will not take effect until one year of employment or a period of six months from the date the agreement is signed, whichever is later; and (b) Section 7(b) shall not apply if Participant earns at or below 400% of the federal poverty level.

Maryland:
If Maryland law is deemed to apply, then:
(a) Section 7(b) shall not apply if Participant: (i) earns equal to or less than 150% of the state minimum wage ($22.50/hour or $46,800 annually); or (ii) is employed by the Company in a position that requires a license under the Maryland Health Occupations Article, provides direct patient care, and earns equal to or less than $350,000 in total annual compensation;
(b) If Participant is employed by the Company in a position that requires a license under the Maryland Health Occupations Article, provides direct patient care, and earns more than $350,000 in total annual compensation, then for purposes of applying Section 7(b), the Restricted Period shall not exceed one (1) year from Participant’s Termination and the Restricted Territory shall not exceed the geographical area within a ten (10)-mile radius of Participant’s primary place of employment with the Company.

Massachusetts:
If Massachusetts law is deemed to apply, then the following applies to Participant:

(a) If Participant is agreeing to (including a reconfirmation of Participant’s prior acceptance of) Section 7(b) as part of a separation agreement, then Section 7(b) will not apply if Participant revokes Participant’s agreement to such severance agreement within seven days after Participant’s execution thereof;

(b) Participant acknowledges that Participant has been advised to consult with an attorney about this Agreement and has been given an opportunity to do so;

(c) the Restricted Period applicable to Section 7(b) shall be limited to a period of one year following Participant’s Termination (as well as while Participant is employed by the Company); however, if Participant breaches Section 7(b) of this Agreement, and also breaches Participant’s fiduciary duty to the Company and/or has unlawfully taken, physically or electronically, any Company records, then such Restricted Period shall be extended to a period of two (2) years from Termination;

(d) Participant acknowledges that Participant was provided a copy of this Agreement at least ten (10) business days before the effective date hereof;
(e) the tolling language Section 10(b) shall only apply to any breach of Section 7(c) and (d) (i.e., the tolling language shall not apply to Section 7(b)); and

2026 Stock Option

EXHIBIT 10.2(r)
(f) Section 7(b) shall not apply to Participant following Termination if Participant is: classified as non-exempt under the FLSA; 18 years or younger; or an undergraduate or graduate student in an internship or other short-term employment relationship while enrolled in college or graduate school.

Minnesota:
If Minnesota law is deemed to apply, then the restrictions in Section 7(b) shall be limited to situations in which Participant is aided in his or her conduct by the use or disclosure of Confidential Information.

Montana:
If Montana law is deemed to apply, then the following applies to Participant: Participant’s nondisclosure obligation in Section 7 shall extend for a period of three (3) years after Participant’s Termination as to Confidential Information that does not qualify for protection as a trade secret. Trade secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret.

Nebraska:
If Nebraska law is deemed to apply, then the following applies to Participant: (a) Section 7(c) is limited to the solicitation of persons or entities with which Participant did business and had personal business-related contact during the Look Back Period; and (b) Section 7(b) is limited to restricting Participant from working for a Company client or account with whom the Participant did business and had personal business-related contact during the Look Back Period.

Nevada:
If Nevada law is deemed to apply, then the following applies to Participant: (a) Section 7 does not preclude Participant from providing services to any former client or customer of the Company if: (1) Participant did not solicit the former customer or client; (2) the customer or client voluntarily chose to leave and seek services from Participant; and (3) Participant is otherwise complying with the limitations in this Agreement as to time and scope of activity to be restrained; and (b) Section 7(b) does not apply if Participant is paid solely an hourly wage, exclusive of tips or gratuities.

New Hampshire:
If New Hampshire law is deemed to apply, then Section 7(b) does not apply if Participant earns an hourly rate less than or equal to 200 percent of the federal minimum wage.

North Carolina:
If North Carolina law is deemed to apply, then the following applies to Participant: (a) the Look Back Period shall be calculated looking back twenty-four (24) months from the date of enforcement and not from the date Participant’s employment ends; and (b) Participant’s nondisclosure obligation in Section 7 shall extend for a period of three (3) years after Participant’s Termination as to Confidential Information that does not qualify for protection as a trade secret. Trade secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret.

North Dakota:
If North Dakota law is deemed to apply, then the following applies to Participant: (a) the noncompetition restriction in Section 7(b) shall not apply; and (b) Section 7(c) shall be limited to situations where Participant is aided in his or her conduct by the use or disclosure of the Company’s trade secrets (as defined by applicable law).

Oklahoma:
If Oklahoma law is deemed to apply, then the following applies to Participant: (i) Section 7(c) is limited to preclude only the direct solicitation of established customers of the Company for the purpose of doing any business that would compete with the Company’s business; and (ii) the noncompetition restrictions in Section 7(b) shall not apply.

Oregon:
If Oregon law is deemed to apply, then the following applies to Participant: the restrictions in Section 7(b) shall apply only if: (a) Participant is engaged in administrative, executive or professional work and performs

2026 Stock Option

EXHIBIT 10.2(r)
predominantly intellectual, managerial, or creative tasks, exercises discretion and independent judgment and earns a salary or is otherwise exempt from Oregon's minimum wage and overtime laws; (b) the Company has a "protectable interest" (meaning, access to trade secrets or competitively sensitive confidential business or professional information); and (c) the total amount of Participant's annual gross salary and commission, calculated on an annual basis, at the time of Participant's Termination, exceeds $100,533 adjusted annually for inflation pursuant to the Consumer Price Index for All Urban Consumers, West Region (All Items), as published by the Bureau of Labor Statistics of the United States Department of Labor immediately preceding the calendar year of Participant’s Termination. However, if Participant does not meet requirements of either (a) or (c) (or both), the Company may, on a case-by-case basis, decide to make Section 7(b) enforceable as to Participant (as allowed by Oregon law), by agreeing in writing to pay Participant, during the period of time Participant is restrained from competing, the greater of: (i) compensation equal to at least 50 percent of Participant’s annual gross base salary and commissions at the time of Termination; or (ii) fifty percent of $100,533 adjusted annually for inflation pursuant to the Consumer Price Index for All Urban Consumers, West Region (All Items), as published by the Bureau of Labor Statistics of the United States Department of Labor immediately preceding the calendar year of Participant’s Termination. If Participant is an existing Employee, Participant acknowledges that this Agreement was entered into upon a subsequent bona fide advancement of Participant by the Company; namely the Company is conferring upon Participant equity awards that, if accepted by Participant, will supplement Participant’s compensation.

Puerto Rico:
If Puerto Rico law is deemed to apply, then the following applies to Participant: (a) the Restricted Period and the Look Back Period in Section 7 shall be, in each case, only a period of twelve (12) months; (b) the Restricted Territory shall be limited to the territory of Puerto Rico; (c) the customer restriction in Section 7(c) shall be limited to clients, accounts, and medical care providers that were personally serviced by Participant during the Look Back Period and had an active business relationship with the Company within the last thirty (30) days prior to Participant’s Termination; (d) the tolling provision in Section 19(b) shall not apply; and (e) the portion of the definition of “Competitive Position” in Section 7(b)(i)(B) that covers positions in which Participant will likely use Confidential Information shall not apply.

Rhode Island:
If Rhode Island law is deemed to apply, then Section 7(b) shall not apply to Participant following Termination if Participant is: classified as non-exempt under the FLSA; an undergraduate or graduate student in an internship or short-term employment relationship; 18 years of age or younger; or a low wage Participant (defined as earning less than 250% of the federal poverty level).

South Carolina:
If South Carolina law is deemed to apply, then the following applies to Participant: Participant’s nondisclosure obligation in Section 7 shall extend for a period of three (3) years after Participant’s Termination as to Confidential Information that does not qualify for protection as a trade secret. Trade secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret.

Utah:
If Utah law is deemed to apply, then the following applies to Participant: (a) the Restricted Period applicable to Section 7(b) shall be limited to a period of one year following Termination (as well as while Participant is employed by the Company).

Virginia:
If Virginia law is deemed to apply, then the following applies to Participant: (a) Section 7(b)-(d) shall not apply if Participant is a “low wage Participant.” A “low wage Participant” refers to (i) a Participant whose average weekly earnings (calculated by dividing Participant's earnings during the period of 52 weeks immediately preceding Termination by 52, or if Participant worked fewer than 52 weeks, by the number of weeks that Participant was actually paid during the 52-week period) are less than the average weekly wage of the Commonwealth of Virginia as determined pursuant to subsection B of Virginia Code § 65.2-500; or (ii) a Participant who, regardless of his or her average weekly earnings, is entitled to overtime compensation under the provisions of 29 U.S.C. § 207 for any hours worked in excess of 40 hours in any one workweek. "Low-wage Participant" includes interns, students, apprentices,

2026 Stock Option

EXHIBIT 10.2(r)
or trainees employed, with or without pay, at a trade or occupation in order to gain work or educational experience. "Low-wage Participant" also includes an individual who has independently contracted with another person to perform services independent of an employment relationship and who is compensated for such services by such person at an hourly rate that is less than the median hourly wage for the Commonwealth of Virginia for all occupations as reported, for the preceding year, by the Bureau of Labor Statistics of the U.S. Department of Labor. However, "low-wage Participant" does not include any Participant whose earnings are derived, in whole or in predominant part, from sales commissions, incentives, or bonuses paid to Participant by the Company; (b) Section 7 does not preclude Participant from providing services to any client or customer of the Company if Participant did not initiate contact with or solicit the former customer or client; and (c) Participant’s nondisclosure obligation in Section 7(a) shall extend for a period of three (3) years after Participant’s Termination as to Confidential Information that does not qualify for protection as a trade secret. Trade secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret.

Washington (state):
If Participant resides in Washington at the time this Agreement is entered, Participant acknowledges that Participant was given at least ten (10) business days to consider this Agreement before accepting it.
In addition, if Washington law is deemed to apply, the Agreement will be modified and applied as follows:
(a) Section 7(b) shall apply following Termination only if Participant’s annualized earnings from the Company exceed $100,000.00 per year (adjusted annually in accordance with Section 5 of Washington HP 1450), and Section 7(b) shall apply during employment only if Participant earns at least twice the Washington minimum hourly wage (subject to the common law duty of loyalty and the Company’s Code of Conduct); and
(b) for purposes of the application of the non-competition provision in Section 7(b), Participant understands that the non-competition provision will not be enforced against Participant if Participant is terminated from employment without “cause” or if Participant is laid off, unless the Company pays Participant during the Restricted Period an amount equal to Participant’s base salary at Termination less any compensation earned by Participant during the Restricted Period.

Washington, D.C.
If Washington, D.C. law is deemed to apply and Participant is a “Covered Employee” as defined by Bill 24-256 and Participant is not a “Highly Compensated Employee,” as defined by Bill 24-256, the following applies to Participant: (1) Section 7(b) shall not apply; (2) “Confidential Information” shall, in all instances, be limited to information owned or possessed by the Company which is not available to the general public and which the Company has taken reasonable steps to ensure is protected from improper disclosure; (3) Participant is precluded, during Participant’s employment with the Company, from accepting money or a thing of value for performing work for a person other than the Company, where doing so can reasonably be concluded to result in (a) Participant’s disclosure or use of Confidential Information or “Proprietary employer information,” as defined by Bill 24-256; (b) a conflict with the Company’s established rules regarding conflicts of interest, or (c) impairment of the Company’s ability to comply with federal law, the law of the District of Columbia, or a contract or grant agreement.
If Participant is a “Covered Participant” as defined by Bill 24-256 and Participant is a “Highly Compensated Participant,” as defined by Bill 24-256, the following applies to Participant: (1) Participant acknowledges that Participant was given a copy of this Agreement at least 14 days before Participant was required to accept this Agreement; (2) “Confidential Information” shall, in all instances, be limited to information owned or possessed by the Company which is not available to the general public and which the Company has taken reasonable steps to ensure is protected from improper disclosure; (3) the Restricted Period for purposes of the non-competition provision in Section 7(b) shall be limited to a period of 365 days following Termination (and while Participant is employed by the Company); and (4) Participant is notified that The District of Columbia Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from “highly compensated employees” under certain conditions. The Company has determined that you are a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).

2026 Stock Option

EXHIBIT 10.2(r)

Wisconsin:
If Wisconsin law is deemed to apply, then the following applies to Participant: (a) Participant’s nondisclosure obligation in Section 7 shall extend for a period of three (3) years after Participant’s Termination as to Confidential Information that does not qualify for protection as a trade secret. Trade secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret; (b) the tolling provision in Section 10(b) shall not apply; and (c) Section 7(d) is rewritten as follows: “While employed and for a period of twelve (12) months following Termination, Participant will not participate in soliciting any “Covered Employee” of the Company that is in a “Sensitive Position” to leave the employment of the Company on behalf of (or for the benefit of) a Competitor; nor will Participant knowingly assist a Competitor in efforts to hire a Covered Employee away from the Company.  As used in this Section 7(d), a “Covered Employee” is an Employee with whom Participant worked, as to whom Participant had supervisory responsibilities, or regarding whom Participant received Confidential Information during the Look Back Period. A Participant in a “Sensitive Position” refers to an Employee who is in a management, supervisory, sales, research and development, or similar role where the Employee is provided Confidential Information or is involved in business dealings with the Company’s clients.”

Wyoming:
If Wyoming law is deemed to apply, then the following applies to Participant: If Participant does not qualify as an executive or management personnel or an officer or employee who is part of the professional staff to an executive and or personnel (as those terms are used in W.S. 1-23-108(a)(iv)), then Section 7(b) shall only apply to the extent to which Participant’s conduct involves the use or disclosure of trade secrets (as defined in W.S. 6-3-501(a)(xi)).

2026 Stock Option